Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Board of Directors
The Brink’s Company:
We consent to the use of our reports dated February 23, 2017, with respect to the consolidated balance sheets of The Brink’s Company and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference herein.
/s/ KPMG LLP
Richmond, Virginia
May 5, 2017